EXHIBIT 99.1

SCANNER TECHNOLOGIES ANNOUNCES FINAL JUDGMENT AND

APPEAL IN NEW YORK LITIGATION WITH ICOS VISION SYSTEMS N.V.

MINNEAPOLIS--(BUSINESS WIRE)-- June 4, 2007--Scanner Technologies Corporation (OTCBB:SCNI) announced today that a final judgment has been ordered in its ongoing litigation with ICOS Vision Systems Corporation NV in the U.S. District Court for the Southern District of New York.

In July of 2000, Scanner Technologies Corporation instituted an action against ICOS Vision Systems Corporation N.V. in the U.S. District Court for the Southern District of New York for infringement of two patents (U.S. Patent Nos. 6,064,756 and 6,064,757) owned by Scanner. The patents disclose systems and methods of inspecting ball grid array devices in three dimensions. ICOS later instituted actions against Scanner in 2005 and 2007 asking the court to declare those patents, and other related patents invalid and not infringed.

On June 1, 2007, the New York court entered an order that states Scanner’s ‘756 and ‘757 patents are not infringed by ICOS and its customers, and Scanner is barred from enforcing all of its patents related to inspecting ball grid array devices in three dimensions. As a result of the ruling, the court dismissed the 2005 and 2007 ICOS actions and ordered ICOS to apply for attorneys’ fees and costs by June 18, 2007.

Scanner has filed a notice of appeal in the case.

About Scanner Technologies Corporation:

Scanner is a New Mexico corporation that invents, develops and markets vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits. Scanner's headquarters are located in Minneapolis, Minnesota and has a manufacturing facility in Tempe, Arizona. Scanner's stock is traded on the Over-The-Counter Bulletin Board under the symbol “SCNI.” For more information please visit www.scannertech.com.

Contact:

Scanner Technologies Corporation

Elwin Beaty

763-476-8271